MFA
FINANCIAL, INC.
350 Park Avenue New York, New York 10022 (212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE

September 15, 2009		NEW YORK METRO

CONTACT:	MFA Investor Relations 800-892-7547 www.mfa-reit.com	NYSE: MFA

MFA Financial, Inc.
Senior MBS Portfolio Reaches $1 Billion Mark

MFA announced today that it has made substantial progress in acquiring additional senior most tranches of non-Agency RMBS (“Senior MBS”) to complement its existing portfolio of Agency MBS.  Utilizing net proceeds from its July 29, 2009 common stock offering, as of September 10, 2009, MFA had a total of $1.04 billion market value of Senior MBS, consisting of approximately $840 million owned through its wholly-owned subsidiary, MFResidential Assets I, LLC, and approximately $200 million of legacy Senior MBS owned directly.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said, “We are pleased with our progress in investing the proceeds of our July equity offering.  MFA’s strategy of focusing on investment opportunities within the residential MBS arena continues to deliver value for stockholders.  Our book value per share of common stock has increased to $7.25 as of August 31, 2009 from $6.99 as of June 30, 2009 and has increased 37% from $5.29 as of December 31, 2008.”

William Gorin, MFA’s President and CFO, said, “We continue to utilize our cash position to acquire additional discounted Senior MBS.  While we are in the process of investing the equity offering proceeds and reinvesting portfolio run-off, there has been an increase in our low-yielding cash position.  This temporary increase in our cash position will be reflected in our third quarter earnings which, based on current conditions, we project to be in the range of $0.25 - $0.26.  At the midpoint, this EPS represents a 14% annualized return on $7.25 per share of equity.”

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.